Exhibit 99.1

600 Travis Street

Suite 5200

Houston, Texas 77002

Contact: Roland O. Burns

Chief Financial Officer

(972) 668-8811

Web Site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d’ARC ENERGY, INC. REPORTS

SECOND QUARTER 2006 FINANCIAL AND OPERATING RESULTS

HOUSTON, TEXAS, August 3, 2006 – Bois d’Arc Energy, Inc. (“Bois d’Arc” or the “Company”) (NYSE: BDE) today reported financial and operating results for the quarter and six months ended June 30, 2006. Bois d’Arc’s net income for the three months ended June 30, 2006 was $14.8 million or $0.23 per share which compares to 2005’s second quarter proforma net income of $12.5 million or $0.21 per share. The proforma earnings for the second quarter of 2005 give effect to income taxes as if the Company has been taxed as a corporation prior to May 11, 2005 and to exclude the one-time charge of $108.2 million to establish a deferred income tax liability on the date Bois d’Arc became taxable. For the second quarter of 2006, Bois d’Arc reported oil and gas sales of $59.6 million as compared to $48.7 million for the three months ended June 30, 2005. Production in the second quarter of 2006 totaled 7.3 billion cubic feet equivalent of natural gas (“Bcfe”), an increase of 12% over production of 6.5 Bcfe for the same period in 2005. The Company achieved this increase even though approximately 1.6 Bcfe of its production was deferred in the second quarter of 2006 awaiting the return to service of certain third party pipelines that were damaged by last year’s hurricanes. At the start of the third quarter, all but 8 Mmcfe per day of Bois d’Arc production has been restored. Prices realized by the Company during the second quarter of 2006 averaged $6.84 per Mcf of natural gas and $69.31 per barrel of oil as compared to $7.05 per Mcf of natural gas and $49.63 per barrel of oil in 2005’s second quarter. Bois d’Arc generated $43.8 million of operating cash flow (before changes in working capital accounts) as compared to $32.8 million in the second quarter of 2005. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses totaled $47.1 million in the second quarter of 2006 as compared to $39.5 million in the second quarter of 2005.

For the six months ended June 30, 2006, Bois d’Arc reported net income of $31.6 million or $0.49 per share as compared to pro forma net income of $23.4 million ($0.42 per diluted share) for the six months ended June 30, 2005. Oil and gas sales for the first half of 2006 were $121.4 million as compared to $92.2 million for the six months ended June 30, 2005. Production in the first half of 2006 totaled 14.3 Bcfe, an increase of 12% over production of 12.7 Bcfe for the same period in 2005. Approximately 3.3 Bcfe of production was deferred during the first six months of 2006 awaiting the return to service of third party pipelines. Prices realized by the Company during the six months ended June 30, 2006 averaged $7.60 per Mcf of natural gas and $65.31 per barrel of oil as compared to $6.84 per Mcf of natural gas and $48.65 per barrel of oil in the same period in 2005. Bois d’Arc’s operating cash flow (before changes in working capital accounts) for the six months ended June 30, 2006, was $88.1 million as compared to $63.0 million in the same period in 2005. EBITDAX totaled $94.8 million in the first half of 2006 as compared to $74.6 million in the first half of 2005.

Bois d’Arc has had successful results from its exploration focused drilling program. Since the beginning of 2006, Bois d’Arc has drilled seven (5.9 net) successful wells out of a total of nine (7.4 net) drilled for a 78% success rate. The successful wells include the fifth well drilled to delineate and extend the “Laker” prospect discovery made last year at Ship Shoal block 111, a successful extension well in Ship Shoal block 99, a discovery at Eugene Island block 166, and the “Steelhead” discovery at Ship Shoal block 111, which were reported on with the first quarter results.

The most significant discovery made so far in 2006 is the OCS-G 18054 #54 ST which was drilled to test the “Sockeye” prospect at South Pelto 22. This project involved the purchase, re-entry and sidetrack of an existing well bore. The sidetrack well was drilled to a depth of 17,686 feet and encountered 109 feet of net pay in a high quality sand. The well also encountered 75 feet of additional net pay in six other reservoirs. This well is being completed and will be connected to an existing operated platform at South Pelto block 22. First production is expected to occur in late August.

Since the first quarter, Bois d’Arc also has drilled successful wells in Ship Shoal block 106 and at South Pelto block 5. The OCS-G-24923 #1 was drilled to test Bois d’Arc’s “Inwood” prospect at Ship Shoal block 106. This well was drilled to a depth of 12,094 feet and encountered 28 feet of net pay in three commercial reservoirs. Production is expected to start in the fourth quarter of 2006 after this well is completed and connected to an existing operated platform at Ship Shoal block 99. Bois d’Arc also drilled a well to test the “Gordo” prospect at South Pelto 5 which was successful. The OCS-G 12027 #21 was drilled to a depth of 15,237 feet and encountered 21 feet of net pay in two sands. This well will be completed and connected to an existing operated platform with production expected to start at the end of the third quarter of 2006. The two unsuccessful wells were drilled at South Timbalier block 11 and at Ship Shoal block 99.

Bois d’Arc made capital expenditures of $114 million during the first six months of 2006 for its exploration and development activities. During the second half of 2006, the Company expects to make an additional $116 million in capital expenditures.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company’s stock is traded on the New York Stock Exchange under the symbol “BDE”.

BOIS d’ARC ENERGY, INC.

OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005		2006	2005

Oil and gas sales	$59,607	$48,685		$121,440	$92,161
Operating expenses:
Oil and gas operating	11,821	8,273		24,261	15,980
Exploration	3,718	4,554		8,249	7,690
Depreciation, depletion and amortization	16,495	12,785		30,888	24,606
Impairment	846	—		846	—
Loss on disposal of assets	—	89		—	89
General and administrative, net	2,641	2,360		5,882	4,387

Total operating expenses	35,521	28,061		70,126	52,752

Income from operations	24,086	20,624		51,314	39,409
Other income (expenses):
Interest income	57	50		126	95
Other income	327	—		327	—
Interest expense	(1,569)	(981)		(2,646)	(2,749)

Total other expenses	(1,185)	(931)		(2,193)	(2,654)

Income before income taxes	22,901	19,693		49,121	36,755
Provision for income taxes	(8,118)	(112,134)		(17,557)	(112,134)

Net income (loss)	$14,783	$(92,441)		$31,564	$(75,379)

Net income (loss) per share:
Basic	$0.24	$(1.62)		$0.51	$(1.41)
Diluted	$0.23	$(1.62	)(1)	$0.49	$(1.41	)(1)

Weighted average common and common stock equivalent shares outstanding:
Basic	62,429	57,118		62,429	53,315
Diluted	64,515	57,118	(1)	64,472	53,315	(1)

Pro forma computation related to conversion to a corporation for income tax purposes:
Income before income taxes		$19,693			$36,755
Pro forma income tax provision		(7,152)			(13,386)
Pro forma net income		$12,541			$23,369

Pro forma net income per share (unit):
Basic		$0.22			$0.44
Diluted		$0.21			$0.42

Weighted average common and common stock equivalent shares (units) outstanding:
Basic		57,118			53,315
Diluted		58,857			54,997

(1) Basic and diluted are the same due to the net loss.

BOIS d’ARC ENERGY, INC.

OPERATING RESULTS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Cash flow from operations:
Net cash provided by operating activities	$51,276	$43,195	$84,027	$64,930
Increase (decrease) in accounts receivable	(175)	13,082	(4,472)	17,194
Increase (decrease) in other current assets	2,538	2,101	685	2,191
Decrease (increase) in accounts payable and accrued expenses	(9,846)	(25,597)	7,827	(21,294)
Cash flow from operations	$43,793	$32,781	$88,067	$63,021

EBITDAX:
Net income	$14,783	$(92,441)	$31,564	$(75,379)
Interest expense	1,569	981	2,646	2,749
Loss on disposal of assets, net	—	89	—	89
Income tax expense	8,118	112,134	17,557	112,134
Depreciation, depletion and amortization	16,495	12,785	30,888	24,606
Impairment	846	—	846	—
Stock-based compensation	1,556	1,388	3,019	2,745
Exploration expense	3,718	4,554	8,249	7,690
EBITDAX	$47,085	$39,490	$94,769	$74,634

	As of June 30,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$7,360	$4,905
Other current assets	44,092	35,559
Property and equipment, net	741,164	560,289
Other	703	844
Total assets	$793,319	$601,597

Current liabilities	$73,198	$56,459
Deferred income taxes	138,344	110,954
Long-term debt	90,000	11,000
Reserve for future abandonment costs	37,988	30,575
Stockholders’ equity	453,789	392,609
Total liabilities and stockholders’ equity	$793,319	$601,597

BOIS d’ARC ENERGY, INC.

CONSOLIDATED OPERATING RESULTS

(In thousands, except per unit amounts)

	For the Three Months Ended
	June 30, 2006	June 30, 2005

Oil production (thousand barrels)	345	361
Gas production (million cubic feet – Mmcf)	5,218	4,362
Total production (Mmcfe)	7,290	6,527

Oil sales	$23,943	$17,912
Gas sales	35,664	30,773
Total oil and gas sales	$59,607	$48,685

Average oil price (per barrel)	$69.31	$49.63
Average gas price (per thousand cubic feet – Mcf)	$6.84	$7.05
Average price (per Mcf equivalent)	$8.18	$7.46
Lifting cost(1)	$11,821	$8,273
Lifting cost (per Mcf equivalent)	$1.62	$1.27

Oil and gas capital expenditures:
Leasehold costs	$2,045	$4,103
Exploration drilling	38,479	1,071
Development drilling	10,013	17,236
Other development costs	17,304	10,397
Total	$67,841	$32,807

(1) Includes production taxes of $358 and $1,009 for the three months ended June 30, 2006 and 2005, respectively.

	For the Six Months Ended
	June 30, 2006	June 30, 2005

Oil production (thousand barrels)	663	711
Gas production (million cubic feet – Mmcf)	10,282	8,413
Total production (Mmcfe)	14,259	12,682

Oil sales	$43,280	$34,610
Gas sales	78,160	57,551
Total oil and gas sales	$121,440	$92,161

Average oil price (per barrel)	$65.31	$48.65
Average gas price (per thousand cubic feet – Mcf)	$7.60	$6.84
Average price (per Mcf equivalent)	$8.52	$7.27
Lifting cost(2)	$24,261	$15,980
Lifting cost (per Mcf equivalent)	$1.70	$1.26

Oil and gas capital expenditures:
Leasehold costs	$3,023	$4,203
Exploration drilling	64,791	14,919
Development drilling	21,836	32,600
Other development costs	24,648	18,637
Total	$114,298	$70,359

(2) Includes production taxes of $719 and $1,272 for the six months ended June 30, 2006 and 2005, respectively.